CH ENERGY GROUP, INC.	EXHIBIT 12 (i)
Computation of Ratio of Earnings to Fixed Charges

			2010			2009		Year Ended December 31,
			3 Months	9 Months	12 Months	3 Months	9 Months
			Ended	Ended	Ended	Ended	Ended
		Earnings: ($000)	Sept 30	Sept 30	Sept 30	Sept 30	Sept 30	2009	2008	2007	2006	2005
A.		Net income from Continuing Operations	$2,133	$29,437	$39,264	$6,633	$24,600	$34,427	$32,609	$42,004	$44,173	$44,619
B.		Preferred Stock Dividends	242	727	970	242	727	970	970	970	970	970
C.		Federal and State Income Tax	(1,300)	16,754	22,123	4,030	15,023	20,392	19,314	20,960	23,636	25,931
	Less	Income from Equity Investments	(95)	(393)	(166)	(75)	2	229	568	1,895	1,810	1,456
	Plus	Cash Distribution from Equity Investments	60	502	924	324	1,353	1,775	2,463	3,427	1,315	1,833
D.		Earnings before Income Taxes and Equity Investments	$1,230	$47,813	$63,447	$11,304	$41,701	$57,335	$54,788	$65,466	$68,284	$71,897
E.		Fixed Charges
		Interest on Other Long-Term Debt	5,591	16,848	22,618	5,355	15,229	20,999	20,518	18,653	16,425	13,826
		Other Interest	1,094	3,934	3,984	1,514	3,946	3,996	3,360	3,189	3,622	2,577
		Interest Portion of Rents(1)	69	216	467	223	792	1,043	1,220	1,278	1,112	1,077
		Amortization of Premium & Expense on Debt	227	675	899	244	732	956	982	963	991	1,043
		Preferred Stock Dividends Requirements of Central Hudson	141	1,096	1,456	377	1,135	1,492	1,502	1,411	1,402	1,456
		Total Fixed Charges	$7,122	$22,769	$29,424	$7,713	$21,834	$28,486	$27,582	$25,494	$23,552	$19,979
	Less	Preferred Stock Dividends Requirements of Central Hudson	141	1,096	1,456	377	1,135	1,492	1,502	1,411	1,402	1,456
F.		Total Earnings	$8,211	$69,486	$91,415	$18,640	$62,400	$84,329	$80,868	$89,549	$90,434	$90,420

		Preferred Dividend Requirements:
G.		Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$727	$970	$242	$727	$970	$970	$970	$970	$970
H.		Less Allowable Dividend Deduction	(32)	(96)	(127)	(32)	(96)	(127)	(127)	(127)	(127)	(127)
I.		Net Subject to Gross-Up	210	631	843	210	631	843	843	843	843	843
J.		Ratio of Earnings before Income Taxes and Equity Inv. To Net Income (D/(A+B))	0.518	1.585	1.577	1.644	1.647	1.620	1.632	1.523	1.513	1.577
K.		Preferred Dividend (Pre-tax) (I x J)	109	1,000	1,329	345	1,039	1,365	1,375	1,284	1,275	1,329
L.		Plus Allowable Dividend Deduction	32	96	127	32	96	127	127	127	127	127
M.		Preferred Dividend Factor	$141	$1,096	$1,456	$377	$1,135	$1,492	$1,502	$1,411	$1,402	$1,456

N.		Ratio of Earnings to Fixed Charges (F/E)	1.2	3.1	3.1	2.4	2.9	3.0	2.9	3.5	3.8	4.5

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.

CENTRAL HUDSON GAS & ELECTRIC CORPORATION	EXHIBIT 12 (i)(i)
Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends

		2010			2009		Year Ended December 31,
		3 Months	9 Months	12 Months	3 Months	9 Months
		Ended	Ended	Ended	Ended	Ended
	Earnings: ($000)	Sept 30	Sept 30	Sept 30	Sept 30	Sept 30	2009	2008	2007	2006	2005
A.	Net income	$9,740	$36,374	$46,468	$8,871	$22,682	$32,776	$27,238	$33,436	$34,871	$35,635
B.	Federal and State Income Tax	6,311	24,125	29,205	6,333	16,062	21,142	19,273	20,326	21,528	23,936
C.	Earnings before Income Taxes	$16,051	$60,499	$75,673	$15,204	$38,744	$53,918	$46,511	$53,762	$56,399	$59,571
D.	Fixed Charges
	Interest on Other-Long-Term Debt	4,785	14,371	19,338	4,515	13,863	18,830	20,518	18,653	16,425	13,826
	Other Interest	1,086	3,927	5,357	1,495	3,823	5,253	4,495	4,378	3,622	2,577
	Interest Portion of Rents(1)	183	526	670	127	491	635	788	898	818	835
	Amortization of Premium & Expense on Debt	227	675	899	244	732	956	982	963	991	1,043
	Total Fixed Charges	$6,281	$19,499	$26,264	$6,381	$18,909	$25,674	$26,783	$24,892	$21,856	$18,281

E.	Total Earnings	$22,332	$79,998	$101,937	$21,585	$57,653	$79,592	$73,294	$78,654	$78,255	$77,852

	Preferred Dividend Requirements:
F.	Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$727	$970	$242	$727	$970	$970	$970	$970	$970
G.	Less Allowable Dividend Deduction	(32)	(96)	(127)	(32)	(96)	(127)	(127)	(127)	(127)	(127)
H.	Net Subject to Gross-Up	210	631	843	210	631	843	843	843	843	843
I.	Ratio of Earnings before Income Taxes to Net Income (C/A)	1.648	1.663	1.628	1.714	1.708	1.645	1.708	1.608	1.617	1.672
J.	Preferred Dividend (Pre-tax) (H x I)	346	1,049	1,372	360	1,078	1,387	1,440	1,356	1,363	1,409
K.	Plus Allowable Dividend Deduction	32	96	127	32	96	127	127	127	127	127
L.	Preferred Dividend Factor	378	1,145	1,499	392	1,174	1,514	1,567	1,483	1,490	1,536
M.	Fixed Charges (D)	6,281	19,499	26,264	6,381	18,909	25,674	26,783	24,892	21,856	18,281
N.	Total Fixed Charges and Preferred Dividends	$6,659	$20,644	$27,763	$6,773	$20,083	$27,188	$28,350	$26,375	$23,346	$19,817

O.	Ratio of Earnings to Fixed Charges (E/D)	3.6	4.1	3.9	3.4	3.1	3.1	2.7	3.2	3.6	4.3
P.	Ratio of Earnings to Fixed Charges and Preferred Dividends (E/N)	3.4	3.9	3.7	3.2	2.9	2.9	2.6	3.0	3.4	3.9

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.